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                                                                    EXHIBIT 3.51

                           ARTICLES OF INCORPORATION

                                      OF

                                HP CASINO, INC.
                                ---------------

     ONE:    The name of this corporation is HP Casino, Inc.
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     TWO:    The purpose of this corporation is to engage in any lawful act or
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activity for which a corporation may be organized under the General Corporation
Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

     THREE:  The name and address of this corporation's initial agent for
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service of process is:

             G. Michael Finnigan
             1050 South Prairie Avenue
             Inglewood, California  90301

     FOUR:   This corporation is authorized to issue one class of shares of
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stock; the total number of said shares is l00,000.

     FIVE:   The liability of the directors of this corporation for monetary
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damages shall be eliminated to the fullest extent permissible under California law.

     SIX:    This corporation is authorized to indemnify the directors and
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officers of this corporation to the fullest extent permissible under California law.

     Dated:  October 4, 1995


                                                  /s/ Rita Burns
                                               ________________________________
                                               Rita Burns, Incorporator